Exhibit 4.51

English Translation

Contract No.: C-16F-002

House Lease Contract

Lessor: Beijing Lihong Tongshang International Business Services Co., Ltd.

Lessee: Shanghai Quan Toodou Network Science and Technology Co., Ltd.

Beijing Municipal Construction Commission

Beijing Administration of Industry and Commerce

Revised Version, May 2008

House Lease Contract

TU2011091464691OC

Lessor (Party A): Beijing Lihong Tongshang International Business Services Co., Ltd.

Type and number of certificate: 110101000436811

Lessee (Party B): Shanghai Quan Toodou Network Science and Technology Co., Ltd.

Type and number of certificate:

In accordance with the Contract Law of the People’s Republic of China and relevant laws and regulations, Party A and Party B, on the basis of equality and free will, hereby enter into this Contract with respect to the matters regarding the lease of the Premises (as defined below), on the terms and subject to the conditions as set forth below:

Article 1 Basic Information on the Premises

(1) The house is located at Suites 1602, 1603 & 1605, 16F, Block C, Sanlitun SOHO, Chaoyang District, Beijing, with a construction area of 961.49 square meters (hereafter the “Premises”).

(2) Ownership of the Premises: Party A holds (☐ House Ownership Certificate/☐ Public Housing Lease Contract ☑ Housing Purchase & Sale Contract/☐ other certificate of housing source). The Premises are not mortgaged.

Article 2 Lease and Registration (for the record) of the Premises

(1) Use of the Premises: office;

(2) If the Premises are to be used for residential purpose, Party A shall, within 7 days following the execution of this Contract with Party B, handle the housing lease registration procedures at the community service station for non-local persons coming to Beijing and housing lease in the place where the Premises are located. If several persons live in the Premises, Party B shall inform Party A of the information on such persons and Party A shall set up the register of occupants and submit it to the service station according to regulations. When this Contract is modified or terminated, Party A shall, within 5 days following such modification or termination, handle the registration change or deregistration procedures at the community service station for non-local persons coming to Beijing and housing lease in the place where the Premises are located. Throughout the valid term of this Contract, if any change occurs to occupants, Party B shall, within 2 days after such change, inform the service station and handle the change registration procedures.

Article 3 Lease Term

(1) The lease term of the Premises will be three years, one month and twenty-two days, commencing on September 10, 2011 and ending on October 31, 2014. Party A shall deliver the Premises to Party B according to the agreed conditions no later than September 10, 2011. The delivery shall be deemed as being finished after the Housing Handover List (refer to Annex 1) is signed and sealed by Party A and Party B upon verification and the door key and key card of the Premises are handed over.

(2) Upon expiry of the lease term or termination of this Contract, Party A shall be entitled to repossess the Premises. Party B shall return the Premises on AS IS basis, including its ancillary items, equipment and facilities. Party A and Party B shall verify the Premises, its ancillary items, equipment and facilities as well as use of water and electricity and settle up all the fees and expenses payable by them respectively.

If Party B intends to renew the lease, Party B shall inform Party A (☑ in writing/☐ orally) of its intention to renew 60 days in advance and after reaching consensus through negotiations, both parties shall enter into a new housing lease contract.

Article 4 Rent and Method of Payment

(1) Monthly rent standard: RMB two hundred and fifty-two thousand two hundred and twelve (in figures: RMB 252,212.00);

(2) Method of payment: quarterly basis. The payment dates and payable amounts for respective quarterly rents:

Payment No.	Payment date	Period covered by payment	Payable rent
1	Within 5 working days after signing and sealing by both parties	Sept. 10, 2011-Dec. 31, 2011	686846.00
2	December 20, 2011	Jan. 1, 2012-Mar. 31, 2012	756,636.00
3	March 20, 2012	Apr. 1, 2012-Jun. 30, 2012	756,636.00
4	June 20, 2012	Jul. 1, 2012-Sept. 30, 2012	756,636.00
5	September 20, 2012	Oct. 1, 2012-Dec. 31, 2012	756,636.00
6	December 20, 2012	Jan. 1, 2013-Mar. 31, 2013	756,636.00
7	March 20, 2013	Apr. 1, 2013-Jun. 30, 2013	756,636.00
8	June 20, 2013	Jul. 1, 2013-Sept. 30, 2013	756,636.00
9	September 20, 2013	Oct. 1, 2013-Dec. 31, 2013	756,636.00
10	December 20, 2013	Jan. 1, 2014-Mar. 31, 2014	756,636.00
11	March 20, 2014	Apr. 1, 2014-Jun. 30, 2014	756,636.00
12	June 20, 2014	Jul. 1, 2014-October 31, 2014	1,008,848.00

Article 5 Lease Deposit and Method of Payment

(1) Standard of lease deposit: RMB seven hundred and fifty-six thousand six hundred and thirty-six (RMB 756,636.00). Upon expiry of the lease term or termination of this Contract, The remaining portion of the lease deposit following the offsetting of the expenses and rents payable by Party B as well as the liquidated damages payable by Party B shall be refunded to Party B. Party A shall issue an effective deposit receipt to Party B.

(2) Deposit payment date: payable within 5 working days after the signing and sealing by both parties.

Article 6 Other Related Expenses and Fees

Within the lease term, the expenses in Items (5), (6) and (7) shall be borne by Party A and the expenses in Items (1), (2), (3), (4), (8), (9), (10) and (11) shall be borne by Party B: (1) water fee; (2) electricity fee; (3) telephone fee; (4) cable TV fee; (5) heating fee; (6) property management fee; (7) housing lease tax & fee; (8) sanitation fee; (9) Internet surfing fee; (10) parking space fee; (11) indoor facility servicing expenses.

The other expenses not set out herein, but related to the Premises shall be borne by Party B. If Party B prepays the expenses payable by Party A, Party A shall reimburse the corresponding expenses based on the relevant payment vouchers presented by Party B.

Article 7 Maintenance and Repair of the Premises

(1) Party A shall ensure that the architectural structure, equipment and facilities of the Premises conform to the safety conditions concerning construction, fire protection, public security, sanitation and the like and shall not endanger the personal safety. Party B shall guarantee to comply with the relevant laws and regulations of the state and Beijing Municipality as well as the property management pact of the quarter where the Premises are located.

(2) Within the lease term, both parties shall ensure that the Premises, including its ancillary items, equipment and facilities, are in a suitable and safe condition;

1. As for the normal wear of the Premises, including its ancillary items, equipment and facilities, arising from natural attributes or reasonable use, Party B shall promptly notify Party A for repair and maintenance. Party A shall commence repair and maintenance within 10 days after receipt of Party B’s notice. If Party A fails to do so, Party B may conduct repair and maintenance on behalf of Party A, with the expenses to be borne by Party A. If the use of the Premises is affected thereby, Party A shall reduce the rent or extend the lease term.

2. If the Premises, including its ancillary items, equipment and facilities, are damaged or fail due to Party B’s improper custody or unreasonable usage, Party B shall be responsible for repair and maintenance or be fully liable for compensation.

Article 8 Subletting

Within the lease term, Party B shall not sublet the Premises.

Article 9 Termination of Contract

(1) This Contract may be terminated with the mutual consent of Party A and Party B.

(2) This Contract shall be automatically terminated due to the occurrence of any force majeure even that prevents this Contract from being performed.

(3) Party B is entitled to unilaterally terminate this Contract if:

1. The delivery of the Premises is delayed by Party A for 7 days.

2. The Premises delivered by Party A materially violate the provisions of this Contract or affect Party B’s safety and health.

(4) Party A has the right to unilaterally terminate this Contract and repossess the Premises if:

1. The rent payment is delayed by Party B for 7 working days.

2. The expenses in arrears on the part of Party B reach RMB 300,000 or more and Party B refuses to effect payment upon Party A’s written notification.

3. Party B modifies the use of the Premises without Party A’s permission.

4. Party B modifies or damages the principal structure of the Premises without Party A’s permission.

5. The ancillary items, equipment and facilities of the Premises are damaged due to Party B’s improper custody or unreasonable use and Party B refuses to make compensation.

6. Party B uses the Premises to undertake illegal activities, thus damaging the public interest or impeding the normal work and life of others.

7. Party B sublets the Premises to a third person without Party A’s permission.

8.             .

(5) Other statutory circumstances serving as the basis for the termination of this Contract.

Article 10 Defaulting Liability

(1) If any circumstance as set out in Paragraph (3) of Article 9 occurs with Party A, Party A shall pay the liquidated damages being equal to 300% of the monthly rent to Party B; if any circumstance as set out in Paragraph (4) of Article 9 occurs with Party B, Party B shall pay the liquidated damages being equal to 300% of the monthly rent to Party A and Party A has the right to demand Party B to restore the Premises to its original conditions or compensate the corresponding losses.

(2) Within the lease term, if Party A needs to repossess the Premises prematurely or Party B needs to surrender the Premises prematurely, such party shall notify the other party 60 days in advance and pay the liquidated damages being equal to 300% of the monthly rent.

(3) Party A shall bear the liability for compensation if Party A fails to perform the maintenance obligations pursuant to the provisions hereof, thus resulting in personal and property damages of Party B.

(4) If Party A fails to deliver the Premises at the agreed time or Party B fails to pay the rent according to the provisions hereof, which does not reach the condition for contract termination or Party B fails to return the Premises at the agreed time, Party A or Party B shall pay the liquidated damages at 100% of monthly rent.

Article 11 Dispute Resolution

Any dispute as may arise in connection with this Contract shall be resolved by Party A and Party B by consultation. If consultation has failed, either party may bring legal proceedings at the people’s court of competent jurisdiction in accordance with law or apply for arbitration in accordance with the arbitration clauses or agreement as may be agreed by both parties.

This Contract shall become effective upon signing and stamping by both parties. This Contract, including its annexes, are made in four counterparts, two ones for Party A and two ones for Party B.

Following the effectiveness of this Contract, any amendment or supplement to this Contract shall be made in writing and annexed to this Contract. The annexes shall have the same legal effect as this Contract.

Lessor (Party A): Beijing Lihong Tongshang International Business Services Co., Ltd. (signature & seal)

Authorized representative:

Contact details:

September 16, 2011

Lessee (Party B): Shanghai Quan Toodou Network Science and Technology Co., Ltd. (signature & seal)

Authorized representative:

Contact details:

September 14, 2011

Supplementary Agreement

to Beijing Municipal Housing Lease Contract

TU201109146469b1OC

Lessor: Beijing Lihong Tongshang International Business Services Co., Ltd. (hereafter “Party A”)

Lessee: Shanghai Quan Toodou Network Science and Technology Co., Ltd. (hereafter “Party B”)

WHEREAS, Party A and Party B have entered into the Beijing Municipal Housing Lease Contract (contract No.: C-16F-002) (hereafter the “Main Contract”) in respect of the house located at Suites 1602, 1603 & 1605, 16F, Block C, Sanlitun SOHO, Chaoyang District, Beijing (hereafter the “Premises”) on September 9, 2011, pursuant to which Party A leases the Premises to Party B on AS IS basis;

NOW, THEREFORE, both parties, after negotiations, hereby enter into this Supplementary Agreement in respect of the matters not covered by the Lease:

1. Rent-free Period (including renovation period)

(1) The rent-free period shall be one month, commencing on September 10, 2011 and ending on October 9, 2011. Within the rent-free period, Party B is not required to pay the rent, but shall pay the electricity fee and property management fee (subject to the figures provided by the property management company) as well as the related expenses incurred by Party B.

(2) Within the rent-free period, if Party B surrenders the Premises or Party A terminates the Lease for any breach by Party B, Party B shall pay the rent to Party A according to the number of actual days of occupancy in addition to assuming the defaulting liability as set forth in the Lease. The rent standard is subject to the rent standard as specified in Paragraph (1), Article 4 of the Main Contract.

II. Rent, Deposit and Other Expenses

(1) The rent is calculated at RMB 8,624 per day per square meter (construction area) and the monthly rent is RMB two hundred and fifty-two thousand two hundred and twelve (in figures: RMB 252,212.00). The rent includes property management fee, heating fee and housing lease tax & fee. Party A shall timely pay the property management fee and heating fee so as to ensure Party B’s normal use of the Premises.

(2) Both parties: within five working days after Party B pays the rent on time and in full, Party A shall issue a tax invoice covering the received amount, with relevant tax & fee to be borne by Party A. Other expenses not set forth herein shall be borne by the using party.

(3) Telephone and network: throughout the valid term of the Lease, Party B itself applies for telephone lines and network, with related expenses to be borne by Party B according to the charging standards of telecom company.

(4) Other expenses: within the lease term, the electricity fee for the Premises will be settled with the building’s property management company based on the monthly actual consumption and Party B shall pay the electricity fee according to the bill.

(5) Party B shall, before the 20th day of the month during which the rent shall be paid, pay Party A the rent for the next period. The initial rent shall be paid within 5 working days after signing and sealing by both parties.

(6) Party B shall pay all the amounts payable under the Lease to the following account designated by Party A. All payments shall be calculated and made in Renminbi.

Bank name: Everbright Bank Beijing Jianguomen Sub-branch

Account holder: Beijing Lihong Tongshang International Business Services Co., Ltd. Account number: 35050188000062346

(7) The lease deposit of the Premises will be refunded without interest by Party A to Party B within 30 working days after Party B returns the Premises and pays up all the expenses in arrears (including but not limited to the expenses concerning water, electricity, gas, telephone, liquidated damages, compensation and the like) provided that Party B has fully performed all the terms, provisions and conditions of the Lease.

III. Party A’S Obligations

(1) Party A shall guarantees that Party A has the right to lawfully lease the Premises. Otherwise, Party A shall bear the legal liability arising therefrom in full. Party A shall also be liable to Party B for any economic loss, if any, thus suffered by Party B.

(2) Within 3 days after receiving the lease deposit and the rent for the initial period from Party B, Party A shall deliver the Premises on AS IS basis to Party B for use. Party B has fully inspected the Premises recognizes the Premises on AS IS basis and does not have any objection.

(3) Party A shall provide Party B with the related property right documents (refer to Annex 1) necessary to apply for permits and licenses, but all the examination and approval procedures concerning industrial and commercial registration and environmental protection approval shall be handled by Party B. If the foregoing property right documents provided by Party A do not conform to the approving requirements of the administrative departments concerned, then Party A shall have the obligation to actively cooperate with Party B in this regard.

IV. Party B’s Obligations

(1) Party B shall pay the rent, lease deposit and other related expenses on time pursuant to the provisions of the Lease.

(2) The renovation within the Premises shall be carried out by Party B. During the renovation and use of the Premises, except with the consents of the fire bureau and Party A, Party B shall not make any modification, variation, dismantling or adjustment to the main structures of the Premises (including all smoke sensors and sprinkler heads already installed).

(3) Party B shall make reasonable use of the Premises and keep the Premises tidy pursuant to the provisions of the Lease.

(4) Party B shall be responsible for obtaining all permits, approvals and licenses required by laws, regulations and rules of relevant government authorities to ensure the legitimacy of its business operations. Party B shall be solely responsible for all its operations, claims and debts.

(5) In its business activities, Party B shall not declare or make clients wrongly think that there exists any cooperation, joint venture, partnership, affiliation or related-party relationship between Party B and Party A.

(6) Without the consents of property management company and city appearance management authority, Party B shall not set any advertising, logo, poster or other information on the Premises and Party B shall bear all legal consequences if it sets any advertising without permission.

(7) Party B shall comply with the property management pact as well as all the administrative regulations established and modified from time to time by the property management company.

(8) Party B shall be solely responsible for any taxes and fees incurred in connection with its registration, tax registration, relocation and other behaviors.

(9) Throughout the lease term, Party B shall not sub-let or sub-lend the Premises to any third party without Party A’s written consent.

(10) Within the valid term of the Lease, Party B declares to waive its preemptive right to purchase the Premises.

(11) Within the lease term, Party B shall procure the full property insurance for the Premises and shall be held liable for the property loss beyond insurance compensation. Party B shall be fully liable for the fire, flood and various personal injuries and losses within the Premises arising for any reason attributable to Party B.

(12) Within two months after Party B confirms that it will not renew the lease (or intends to renew the lease, but both parties do not sign a formal contract with respect to lease renewal), Party A shall have the right to show the third-party client around the Premises at the time agreed by both parties.

V. Contract Termination

(1) The Lease shall be terminated if:

1. The lease term expires;

2. Either party is indeed incapable of performing its obligations by reason that a force majeure event lasts for six consecutive months or longer;

3. Either party goes into bankruptcy, liquidation, dissolution or similar proceedings;

4. Either party terminates the Lease in accordance with law or pursuant to the provisions of the Lease.

(2) Party A shall have the right to unilaterally terminate the Lease and demand Party B to bear the losses arising therefrom if:

1. Any of the breaches as set forth in Items 1, 6 and 7, Paragraph (4) of Article 9 of the Main Contract occurs with Party B;

2. Any of the breaches as set forth in Items 2, 3, 4 and 5, Paragraph (4) of Article 9 of the Main Contract occurs with Party B and is not cured by Party B within 5 working days upon Party A’s written notice;

3. The delay by Party B in paying the lease deposit lasts for more than 7 working days.

(3) Party B shall have the right to unilaterally terminate the Lease and demand Party A to bear the losses arising therefrom if:

1. Any of the breaches as set forth in Paragraph (3), Article 9 of the Main Contract occurs with Party A and is not cured by Party A within 15 working days upon Party B’s written notice;

2. The Premises are sealed up or its use is prohibited or restricted for any reason attributable to Party A and such circumstance cannot be discharged within 1 month.

VI. Defaulting Liabilities

(1) Where Party B is delinquent in paying the rent, Party B shall pay Party A the liquidated damages being equal to 0.5% of the overdue rent per delayed day until the remedying of such breach or the contact termination. Where Party A fails to deliver the Premises on time for its own reason, Party A shall pay Party B the liquidated damages being equal to 0.5% of the monthly rent per delayed day until the remedying of such breach or the contact termination.

(2) Within the lease term, if either party terminates the Lease prematurely pursuant to Paragraph (2), Article 10 of the Main Contract, the terminating party shall, in addition to paying liquidated damages to the other party, compensate the other party for the economic losses thus incurred.

(3) Where Party A terminates the Lease pursuant to the provisions of Paragraph (2), Article 5 of this Supplementary Agreement, the lease deposit and remaining rent (if any) will not be refunded. Where the agreed liquidated damages cannot cover Party A’s losses, Party B shall also compensate the corresponding economic losses.

(4) Where Party B terminates the Lease pursuant to the provisions of Paragraph (3), Article 5 of this Supplementary Agreement, then Party A shall refund the deposit and remaining rent (if any). Where the agreed liquidated damages under the Lease cannot cover Party B’s losses, Party A shall also compensate the corresponding economic losses.

(5) Where Party B fails to return the Premises on time following the termination of the Lease, Party B shall pay Party A the occupancy fee of the Premises at the daily rent rate computed by dividing the monthly rent of the then current month when the Premises shall be returned under the Lease (or previous month in case of no then current month) by thirty X 2 X number of overdue days.

VII. Vacating of the Premises

(1) Upon expiry of the lease term or premature termination of the Lease (including termination for breach), Party A has the right to repossess the entire Premises and choose any of the following two means to take over the Premises:

1. Restore the Premises into its original conditions according to Article 3 of the Lease and guarantee that the basic use functions of the Premises are free of any significant or apparent damage under the normal conditions;

2. Not restore the Premises into its original conditions according to Article 3 of the Lease. Ensure that the Premises are in a well usable condition and free of any significant or apparent damage (unless the Lease is terminated for any breach by Party A, Party B shall not demand Party A to purchase or pay the relevant renovation, decoration and other expense paid by Party B in the subsequent lease period).

(2) Upon expiry of the lease term or premature termination of the Lease (including termination for breach), Party B shall complete the vacating of the Premises and return the Premises in a good condition on the expiry date or termination date of the Lease. But if the Lease is terminated for any breach by Party A, Party A shall offer Party B a reasonable period (within ten working days after the termination date of the Lease) to complete the vacating of the Premises and return the Premises in a good condition. If the vacating of the Premises is delayed, Party A shall have the right to immediately repossess the entire Premises and key and take the measures like changing the lock, stopping power supply to the Premises, restricting the access to the Premises, hindering Party B from continuing operations, moving the articles out of the Premises and storing them at a third party (property management company, third-party warehouse, etc) or putting them in escrow with a notary office. Party B shall bear all the consequences and responsibilities arising therefrom.

(3) After Party B vacates or actually withdraws from the Premises upon expiry of the lease term or premature termination of the Lease (including termination for breach), any decorations, equipment or other articles left by Party B within the Premises shall be deemed as being abandoned by Party B if the same are not disposed of within 5 working days following the vacating of or actual withdrawal of the Premises. Party A shall be entitled to dispose of the same in any way and Party B shall have no objection thereto and will not pursue Party A’s responsibilities or claim compensations against Party A.

(4) At the time when Party B returns the Premises to Party A and beyond, except for the termination of the Lease for any breach by Party A, Party B shall have no right to demand Party A to pay all the costs and expenses incurred in connection with renovation, equipment purchase, relocation, indemnity and the like and to compensate or purchase the equipment and facilities installed by Party B.

VIII. Supplementary Provisions

(1) Force Majeure

1. “Force majeure event” refers to any event that is beyond the control of either party and prevents such party from performing its obligations under the Lease, including, but not limited to, ban or act of government or government agency, riot, war, hostility, public disturbance, strike or other labor dispute and work stoppage, suspension or interruption of transportation or other facilities, plague, SARS, fire, flood, earthquake, windstorm or other natural phenomena.

2. If either party is prevented from performing its obligations under the Lease owing to force majeure event, such party shall notify the other party within 14 days after the occurrence of such event. Both parties shall try their best to minimize the losses. The prevented party is not required to continue to perform the Lease or be liable for the losses and such failure or delay in performance shall not be deemed a breach of the Lease. The party claiming that it is prevented from performing its obligations under the Lease due to force majeure event shall take appropriate measures to minimize or eliminate the impact of such event and attempt to resume its performance in the shortest possible time.

(2) Notices

Any notice or other communications sent by either party pursuant to the Lease shall be written in Chinese and shall be delivered by hand delivery, registered airmail (postage prepaid) or recognized courier service to the following address of the other party. The notice shall be deemed duly served:

1. if delivered by hand delivery, on the day of hand delivery (and the evidence of signing for receipt by the other party shall also be provided);

2. if sent by registered airmail, on the tenth (10th) day after the posting date (postmark date);

3. if delivered by courier service, on the fifth (5th) day after being delivered by the recognized courier service (the evidence proving the due delivery by courier service shall also be provided).

(3) Mailing addresses

Party A or contact person designated by Party A: Wei Xiaoli

Address: 29F, Block C, Central International Trade Center, A6 Jianguomenwai Street, Chaoyang District, Beijing

Telephone: 6563 9805

Fax: 6563 9833

Party B or contact person designated by Party B:

Address:

Telephone:

Fax:

If either party changes its mailing address, it shall promptly notify the other party in writing pursuant to the provisions of this Article.

Each party shall itself bear the legal consequences and responsibilities if such party does not fill or timely modify the address and as a result thereof, the notice cannot be delivered.

(4) Composition and Validity of the Lease

1. The term “Lease” refers to the collective name of the Main Contract, this Supplementary Agreement and its annexes. This Supplementary Agreement and its annexes are made an integral part of the Lease and equally bind upon both parties.

2. If this Supplementary Agreement is inconsistent with the Main Contract, this Supplementary Agreement shall prevail.

(5) Effective Date

This Supplementary Agreement shall become effective upon signing and/or stamping by both parties.

(6) Counterparts

This Supplementary Agreement is made in four counterparts, with each party hereto retaining two ones. All the counterparts shall have the same legal force and effect.

Party A: Beijing Lihong Tongshang International Business Services Co., Ltd. (seal)

[Seal: Beijing Lihong Tongshang International Business Servies Co., Ltd.]

Authorized representative (signature):

Date: September 16, 2011

Party B: Shanghai Quan Toodou Network Science and Technology Co., Ltd. (seal)

[Seal: Shanghai Quan Toodou Network Science and Technology Co., Ltd.]

Authorized representative (signature):

Date: September 14, 2011